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                       [BOLLINGER INDUSTRIES LETTERHEAD]

                                                                   EXHIBIT 10.66

                                     PRESS


October 22, 1998

FOR IMMEDIATE RELEASE
Bollinger Industries
602 Fountain Parkway
Grand Prairie, TX 75050
(972) 343-1000
Contact: Glenn Bollinger, Chairman and CEO
          Rose Turner, CFO


                 BOLLINGER ACQUIRES RETAIL PRODUCTS DIVISION OF
                               THE STEP COMPANY.
                      SECOND ACQUISITION IN RECENT WEEKS.

GRAND PRAIRIE, TX -- "This is a combination of two excellent brands," according to Bollinger Industries President Bob Bollinger.

Bollinger, a major brand in Fitness, announced only recently that it had purchased Multi-Grip, another maker of fitness products. It followed that announcement today with the news that it had completed an agreement for asset purchase and licensing with The Step Company. The Step Company started the explosion of Step aerobics with the launch of the Original Step in 1989.

Bollinger will immediately begin distribution of Step Company products to retail. The Step Company will continue to serve the commercial club market.

"We're excited about this timing," Mr. Bollinger continued. "Next year is the tenth anniversary of the introduction of the Step and step aerobics to the fitness world. Few things have impacted any industry the way the Step hit fitness. It swept through clubs, classes and the home market. Today, more than 18,000 health clubs in the US offer classes using the Original Step. Steps are a mainstay product both in clubs and at retail. Bollinger has been a major player in sales of steps for home use with products like our SoftStep(TM), FlexStep(TM), and PrimeStep(TM). We're glad to be able to add the Original Step to our line, and look forward to helping make the tenth anniversary and the next decade memorable for both retailers and consumers.

"We're about depth and breadth in Fitness Products," continues Mr. Bollinger. "And we know the importance of innovation and creativity in the industry. That's why we feel so good about this deal. We increase our basic offerings, in terms of product and price point, and we continue our history of fresh product offerings and ideas."

"We believe that the sale of our Retail Products Division will be a perfect fit with Bollinger's distribution network," commented Rich Boggs, President of The Step Company. "This also allows us to focus our attention on the health club market, which is the source of many quality products that reach retail."

Specific terms of the deal were not disclosed.

Bollinger is a major distributor of Fitness Accessories and fitness products. Its products are sold at mass merchants and sporting goods stores throughout the US, and in foreign markets. Its stock is traded over the counter (BOLL).

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